Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (JOSEPH R. MITCHELL)

Joseph R. Mitchell (“Executive”) and UQM Technologies, Inc., a Colorado corporation (“Employer”) entered into an Employment Agreement dated July 1, 2017 (the “Agreement”).

Employer and Executive desire to amend the Agreement as set forth in this First Amendment to the Agreement (the “Amendment”).

All defined terms used in this Amendment shall have the meanings set forth in the Agreement unless specifically defined herein.

In consideration of the mutual promises, covenants, and conditions hereinafter set forth, Employer and Executive agree as follows:

1.	The Amendment shall be effective as of the date written below.

2.	Section 6(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

(b) Termination Without Cause.  Employer may terminate Executive’s employment for any reason other than Cause with thirty (30) days advance written notice to Executive. Employer may, in its discretion, place Executive on a paid administrative leave during the thirty (30) day notice period.  During the administrative leave, Employer may bar Executive’s access to Employer’s offices or facilities if reasonably necessary to the smooth operation of Employer, or may provide Executive with access subject to such reasonable terms and conditions as Employer chooses to impose. If Executive’s employment under this Agreement is terminated by Employer without Cause, Executive shall be entitled to: (i) the Accrued Obligations; and (ii) a cash payment equal to twenty four (24) months of Executive’s then Base Salary plus an amount equal to the product of (y) 66% and (z) six (6) times the monthly amount that is charged to COBRA qualified beneficiaries for the same medical coverage options elected by Executive immediately prior to the termination date (the amounts described in (ii) are collectively referred to herein as the “Severance Benefit”). The Severance Benefit, if any, shall be paid in a single lump sum cash payment during the first payroll period following the expiration of the release revocation period described in Section 6(i).

3.	Section 6(g) of the Agreement is hereby amended and restated in its entirety to read as follows:

(g) Non-Renewal of Agreement by Employer. Should Employer elect not to renew this Agreement upon terms and conditions no less favorable to Executive than such terms set forth herein, and as a result of such non-renewal, Executive incurs a “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h) (applying the default rules of Treasury Regulation Section 1.409A-1(h)) on or before the end of the sixty (60) day non-renewal period described in Section 4, Executive shall be entitled to: (i) the Accrued Obligations; and (ii) the Severance Benefit, except the amount of the Severance Benefit shall be calculated based off six (6) months of Executive’s Base Salary instead of eighteen (18) months of Base Salary. The Severance Benefit, if any, shall be paid in a single lump sum cash payment during the first payroll period following the expiration of the release revocation period described in Section 6(i).

4.	Section 10(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

(a) Non-Competition. Executive agrees and covenants that, without the Board’s prior written consent and except on behalf of Employer, he will not in any manner, directly or indirectly, own, manage, operate, control, be employed by, participate in, assist or be associated in any manner with any person, firm or corporation anywhere in the world whose business competes with Employer or any subsidiary of Employer. This covenant shall remain in effect until the date that is twenty-four (24) months after the date of Executive’s termination of employment for any reason. In the event of a violation of any of the covenants contained in this Section, the time period shall be extended by a period of time equal to that period beginning when the activities constituting the violation commenced, and ending when those activities terminated.  If any of the provisions of this Section of the Agreement are held to be unreasonable or unenforceable by any court of competent jurisdiction, those provisions will be automatically amended so as to apply only to the extent that they are reasonable and enforceable and the remainder of this Section shall be given full effect, without regard to unreasonable or unenforceable provisions.  Notwithstanding any other provision of this Agreement, Executive may own up to three percent (3%) of the outstanding stock of a competing publicly traded corporation so long as he takes no other action furthering the business of such corporation.

5.	Section 10(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

(b) Non-Solicitation. Executive agrees and covenants that, without the Board’s prior written consent, he will not in any manner, directly or indirectly: (i) solicit any other employee of Employer to leave the employ of Employer, or in any way interfere with the relationship between Employer and any other employee of Employer; or (ii) induce any customer, supplier, licensee, or other business relation of Employer to cease doing business with Employer, or in any way interfere with the relationship between any customer or business relation and Employer.  This covenant shall remain in effect until the date that is twenty-four (24) months after the date of Executive’s termination of employment for any reason. In the event of a violation of any of the covenants contained in this

Section, the time period shall be extended by a period of time equal to that period beginning when the activities constituting the violation commenced, and ending when those activities terminated. If any of the provisions of this Section of the Agreement are held to be unreasonable or unenforceable by any court of competent jurisdiction, those provisions will be automatically amended so as to apply only to the extent that they are reasonable and enforceable and the remainder of this Section shall be given full effect, without regard to unreasonable or unenforceable provisions.

6.

This Amendment amends only the provisions of the Agreement as set forth herein. Those provisions of the Agreement not expressly amended shall be considered in full force and effect. Notwithstanding the foregoing, this Amendment shall supersede the provisions of the Agreement to the extent those provisions are inconsistent with provisions and the intent of this Amendment.

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IN WITNESS WHEREOF, the parties have hereby approved and executed this Amendment as of the date identified below by Executive:

/s
EXECUTIVE

Signature:	s/JOSEPH R. MITCHELL
Printed Name:	Joseph R. Mitchell
Date:	September 25, 2017

UQM TECHNOLOGIES INC.

Signature:	s/DAVID I. ROSENTHAL
Printed Name:	David I. Rosenthal
Title:	CFO

Date:	September 25, 2017